Exhibit 10.5
IMARX THERAPEUTICS, INC.
CONFIDENTIAL

Consultant:	Company’s Representative:
Kevin Ontiveros	Bradford Zakes, President & CEO
9990 E. Wild Javelina Pl.	ImaRx Therapeutics, Inc.
Tucson, AZ 85749	1730 E. River Rd., Ste. 200 Tucson, AZ 85718
Social Security Number or Employer I.D. #:
CONSULTANT SERVICES AGREEMENT
Effective Date: June 12, 2008
This Consultant Services Agreement (hereinafter “Agreement”) is entered into by the above-referenced party (hereinafter “Consultant”) whose address is as shown above, and IMARX THERAPEUTICS, INC., a Delaware corporation (hereinafter the “Company”). Consultant and the Company are collectively designated herein as the “Parties” and the term “Party” shall mean either one of the Parties as the text may require.
The “Effective Date” of this Agreement is as shown above.
WHEREAS, Company requires a party such as Consultant to perform services as defined in Exhibit “A” hereto (the “Services”);
WHEREAS, Consultant represents that it is qualified to perform said Services and desires to perform said Services for and on behalf of the Company on the terms and conditions set forth herein;
NOW THEREFORE, for and in consideration of the foregoing and the promises, covenants, terms, conditions, and obligations hereinafter set forth, the Parties agree as follows:
I.	REPRESENTATIVE AND NOTICE. The Company’s Representative for the purposes of this Agreement shall be as shown above. All notices from Consultant to the Company shall be directed to the attention of the Company Representative at the Company’s address shown above.

II.	SCOPE OF SERVICES. The Services to be performed by Consultant pursuant to the terms and conditions of this Agreement shall include, but are not limited to, the work, activities and services set forth in Exhibit “A,” which Exhibit may be amended from time-to-time by written agreement of the Parties hereto.

III.	ASSIGNMENT AND DELEGATION. The Parties agree that the Services as defined herein are unique personal services that are to be performed only by Consultant.

IV.	COMPENSATION AND EXPENSES. Compensation for Services shall be as set forth in Exhibit “B,” which Exhibit may be amended from time-to-time by written agreement of the Parties hereto.

IMARX THERAPEUTICS, INC.
CONFIDENTIAL
V.	DURATION OF SERVICES.
1.	Consultant shall perform Services for the benefit of the Company from time to time or for such other period as shall be stated on Exhibit “A” hereto.

2.	The Parties, by their mutual written consent, may extend the period for performing Services under this Agreement.

3.	Unless otherwise provided for in the terms of any Exhibit attached hereto, either Party may terminate Consultant’s performance of Services by giving fifteen (15) days advance written notice to the other Party.

4.	The Company’s obligations under Section IV. COMPENSATION AND EXPENSES shall terminate upon expiration of the period stated in Exhibit A or upon termination by either Party of Consultant’s performance of the Services as provided in this Section V.

5.	Except for Consultant’s obligation to perform Services, Consultant’s and Company’s obligations under sections III, X, XI, XII, and XIII shall survive expiration and/or termination of Consultant’s performance of Services.
VI.	COMPLIANCE WITH STATE AND FEDERAL LAWS. Consultant shall comply with all requirements of any applicable federal, national, state, or local law, rule or regulation. Consultant represents that it has all licenses or other authorizations required to enable it to perform Services hereunder in the jurisdiction where the Services are to be performed.

VII.	INDEPENDENT CONTRACTOR. Consultant is and shall be in the performance of Services hereunder an independent contractor.

VIII.	PROFESSIONAL RESPONSIBILITY.
1.	Consultant agrees to provide, in connection with performance of all Services under this Agreement, the standards of care, skill, and diligence normally provided by competent professionals in the performance of services similar to that contemplated by this Agreement.

2.	Consultant represents that it has no conflicts of interest in rendering professional services to the Company.

3.	Consultant hereby certifies that he/she has not been debarred under Section 306(a) or Section 306(b) of the Federal Food, Drug and Cosmetic Act in connection with the Services to be performed for Company. If at any time after execution of this Agreement, Consultant is, or is in the process of being debarred, or is on any of the three (3) FDA restricted lists (Disqualified/Totally Restricted List for Clinical Investigators, Restricted List for Clinical Investigators, Adequate Assurances List for Clinical Investigators), Consultant hereby certifies that it will notify Company at once.

4.	Consultant further certifies that within five (5) years preceding the Effective Date, Consultant has not been convicted of any offense required to be listed under Section 306(k)(2) of the Federal Food, Drug and Cosmetic Act.

IMARX THERAPEUTICS, INC.
CONFIDENTIAL
IX.	DEFINITION OF “CONFIDENTIAL INFORMATION” AND “INTELLECTUAL PROPERTY.”
1.	“Confidential Information” shall mean:
(a)	any and all Intellectual Property or information whether business, financial, technical or otherwise, of any type whatsoever, in any form whatsoever, which is (i) proprietary to the Company; or (ii) submitted or disclosed to the Company by a third party.

(b)	Confidential Information (whether or not reduced to writing and in any and all stages of development) includes, but is not limited to: discoveries, ideas, inventions, designs, formulas, test results, test procedures, protocols, concepts, drawings, specifications, techniques, models, data, software, research, processes, procedures, works of authorship, formulas, improvements, trade secrets, know-how, marketing plans and supplies, product plans, customer names (and other information relating to customers), supplier names (and other information relating to suppliers), and financial information.

(c)	Confidential Information shall not include anything that is publicly known or generally employed by the trade at or after the Effective Date of this Agreement.
2.	“Intellectual Property” shall mean, without limitation, all copyrights, discoveries, inventions, improvements (whether or not patentable), patents, patent applications, trademarks, service marks, trade secrets, know-how, and all other Intellectual Property rights of any type whatsoever.

3.	Services rendered by Consultant hereunder shall constitute “work made for hire” by an independent contractor under the provisions of U.S. Copyright law. Accordingly, ownership to works covered by a copyright, belong to and shall be the sole and exclusive property of Company. If for any reason the work would not be considered a work made for hire under applicable law, Consultant does hereby sell, assign, and transfer to Company, its successors and assigns, the entire right, title and interest in and to the copyright in the work and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon such work.

IMARX THERAPEUTICS, INC.
CONFIDENTIAL
X.	ASSIGNMENT OF RIGHTS IN “INTELLECTUAL PROPERTY.”
1.	Consultant hereby assigns to the Company all of Consultant’s rights in all Intellectual Property rights which are made, discovered, developed, assembled, created, or conceived, in whole or in part, by Consultant: (a) during the course of and within the scope of Services; or (b) for the period ending one (1) year after termination of Services with the material aid or inclusion of Confidential Information.

2.	Services rendered by Consultant hereunder shall constitute “work made for hire” by an independent contractor under the provisions of U.S. Copyright law. Accordingly, ownership to works covered by copyright belongs to and shall be the sole and exclusive property of Company. If for any reason the work would not be considered a work made for hire under applicable law, Consultant does hereby sell, assign, and transfer to Company, its successors and assigns, the entire right, title and interest in and to the copyright in the work and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon such work.

3.	All of Consultant’s Intellectual Property assigned to the Company hereunder shall be deemed Confidential Information except for anything that is publicly known or generally employed by the trade, without the fault of Consultant, at or after the Effective Date of this Agreement.

4.	Consultant hereby agrees to disclose promptly and fully to the Company anything which qualifies as Intellectual Property and/or Confidential Information hereunder.

5.	Consultant shall, upon the Company’s reasonable request, execute all documents and take such other action as may be necessary or desirable, to protect, enhance, exploit or vest in the Company any and all of Consultant’s Intellectual Property rights assigned to Company hereunder.
XI.	CONFIDENTIALITY.
1.	Consultant understands that Confidential Information is confidential and secret and agrees to respect the confidentiality and secrecy of the same. Consultant also understands that all Confidential Information is the property of the Company or of a third party which has submitted the same to the Company. Consultant agrees to treat Confidential Information submitted to the Company by third parties as if confidential and proprietary to the Company. Consultant further understands and agrees that the relationship between Consultant and the Company is of a confidential nature and imposes an affirmative obligation upon Consultant to protect, foster and respect the confidentiality of Confidential Information.

2.	Except as lawfully authorized or as may be required in the performance of Consultant’s responsibilities for the Company, Consultant agrees:
(a)	not to directly or indirectly disclose, reveal, report, publish, or transfer possession of, or access to, any Confidential Information to any person or entity;

IMARX THERAPEUTICS, INC.
CONFIDENTIAL
(b)	at the expense of the Company, promptly at all times hereafter to execute and deliver any and all acts and instruments as may be necessary or desirable to perfect and protect the Company’s interest in the Confidential Information; and

(c)	not to directly or indirectly use the Confidential Information except for the benefit of the Company in the performance of Consultant’s Services for the Company and the discharge of Consultant’s obligations herein.
3.	Upon and in accordance with the Company’s instructions, Consultant shall return or dispose of all Confidential Information received or generated hereunder. Consultant shall, whenever requested by the Company, give a prompt and full accounting of all Confidential Information given to Consultant and all copies or reproductions thereof. Confidential Information shall remain the property of the Company even if Consultant is in possession thereof.

4.	Consultant’s obligations with respect to Confidential Information hereunder shall remain in effect for five (5) years from the date of termination of this Agreement.
XII.	PREVIOUS WORK OR SERVICES.
1.	If Consultant has previously been exposed to proprietary information of the Company, such disclosure is deemed incorporated herein and controlled by the terms hereof, and if Consultant has executed an agreement regarding non-disclosure and non-competition, such agreement is continued and deemed incorporated herein by reference, except that any such agreement shall be deemed amended hereby to the extent the Company’s rights hereunder extend beyond the Company’s rights as specified therein.

2.	Consultant represents to the Company that Consultant has not brought and has not used, and agrees not to bring to the Company and will not use in the performance of any Services for the Company, any information, materials or the like which are confidential and are proprietary to a third party without written authorization from said third party.
XIII.	MISCELLANEOUS.
1.	This Agreement may only be amended in writing, signed by each Party hereto. The terms of this Agreement shall be interpreted under the laws of the State of Arizona. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof.

2.	Consultant agrees to execute such additional documents and do such further acts and deeds as may be necessary or desirable to effectuate the purposes hereof or the perfection of the rights and interests of the Company expressed herein.

3.	Consultant agrees that any breach of this contract or threatened breach hereof could subject the Company to substantial, immediate and irreparable damages and consents that the Company would be entitled to equitable relief in the event thereof. Consultant agrees that Arizona law applies and that any adjudication of interests hereunder be proved in Arizona courts.

IMARX THERAPEUTICS, INC.
CONFIDENTIAL
4.	In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, void, illegal, or unenforceable by any court, arbitrator, or governmental agency, the remaining provisions of this Agreement shall remain in full force and effect, and the invalid, void, illegal, and/or unenforceable provision(s) shall survive to the extent not so held. To the extent reasonable possible and practicable, the invalid, void, illegal, or unenforceable provision(s) shall be replaced by a mutually acceptable valid, legal, and enforceable provision(s) which best reflects the parties’ intentions underlying the replaced invalid, void, illegal, or unenforceable provision(s).
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Kevin Ontiveros		ImaRx Therapeutics, Inc.

By:	/s/ Kevin Ontiveros	By:	/s/ Bradford Zakes

Date:	June 11, 2008	Its:	President & CEO

		Date:	June 11, 2008

IMARX THERAPEUTICS, INC.
CONFIDENTIAL
Exhibit “A”
SERVICES
Consultant shall perform for the benefit of the Company the following work, activities and services (“Services”) for the period of time specified:
Services. Consultant will serve as Company’s general counsel and corporate secretary and shall serve as an executive officer of the Company with the title Vice President, Legal Affairs and General Counsel, and shall be responsible for all legal and corporate secretary matters of the Company. See attached Proposal date 9 June 2008 for more complete description of the services.
Term. Nine (9) months.
Exhibit “B”
COMPENSATION AND EXPENSES
Compensation and Payment Schedule. Beginning June 12, 2008 through August 31, 2008, Consultant shall be paid at the fixed bi-weekly rate of $12,913.00 for Services rendered hereunder. Payment shall be made every two weeks, with the first payment being made on June 27, 2008 and final pro-rated payment for Services rendered through August 31, 2008 being made on or before September 5, 2008.
Beginning September 1, 2008 Consultant shall be paid a bi-weekly rate equal to $6,500 for Services rendered hereunder. Such Services shall be provided until December 31, 2008 or the closing of a strategic transaction. Payment for services shall be made every two weeks starting on September 12, 2008.
Consultant shall also be reimbursed for all reasonable out-of-pocket expenses incurred by Consultant, including all travel, food and lodging, in connection with the Services provided hereunder, provided, however, that such expenses have been approved in advance by an authorized representative of the Company. Consultant shall submit appropriate vouchers and receipts as may be reasonably necessary to substantiate Consultant’s out-of-pocket expenses.